                                                                   Exhibit 2.2

-------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                  dated as of
                               February 16, 1995
                                  by and among


                          AEGIS SAFETY HOLDINGS, INC.
                                  the Company


                              F.L. HOLDINGS, INC.,
                             ROLAND A.E. FRANKLIN,
                              MARTIN E. FRANKLIN,
                               JONATHAN FRANKLIN
                                  FLOYD HALL,
                                FREDERICK FIELD,
                               HOMER G. WILLIAMS
                                FRANK MARTUCCI,
                         NORM THOMPSON OUTFITTERS, INC.
                                      and
                     CAPITAL CONSULTANTS, INC., (as agent)
                                  the Sellers


                             HANOVER HOLDINGS, INC.
                                 the Purchaser



                              HANOVER DIRECT, INC.
                                    Hanover

-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I
PURCHASE AND SALE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
        1.1  Sale of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II
PURCHASE PRICE AND CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
        2.1   Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
        2.2   The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
        2.3   Legends and Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . .   3
        2.4   Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY  . . . . . . . . . . . . . . . . . .   5
        3.1   Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . . .   5
        3.2   Corporate Authorization; Valid and Binding . . . . . . . . . . . . . . . . .   6
        3.3   Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . .   6
        3.4   Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
        3.5   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
        3.6   Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        3.7   No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        3.8   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        3.9   Absence of Certain . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       3.10  No Undisclosed Material Liabilities . . . . . . . . . . . . . . . . . . . . .   9
       3.11  Major Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       3.12  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       3.13  Related Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . .  11
       3.14  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       3.15  Restrictions on Business Activities . . . . . . . . . . . . . . . . . . . . .  12
       3.16  Title to Properties; Absence of Liens and Encumbrances;
                Condition of Equipment . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       3.17  Vendors and Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       3.18  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       3.19  Employee Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       3.20  Officers, Directors and Key Employee  . . . . . . . . . . . . . . . . . . . .  15
       3.21  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       3.22  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       3.23  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       3.24  Stock Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       3.25  Purchase Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       3.26  Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       3.27  Certain Business Practices  . . . . . . . . . . . . . . . . . . . . . . . . .  17
       3.28  Customer Lists  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       3.29  Recalls . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       3.30  Environmental and Safety Matters  . . . . . . . . . . . . . . . . . . . . . .  17
       3.31  Preferred Shares Investment . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND
HANOVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        4.1  Corporate Existence and Power . . . . . . . . . . . . . . . . . . . . . . . .  20
        4.2  Corporate Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        4.3  Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . . . . .  20
        4.4  Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        4.5  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        4.6  Preferred Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        4.7  Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        4.8  Reservation of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        4.9  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       4.10  Merger, Liquidation, etc  . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE V
CONDITIONS TO THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        5.1  Conditions to Obligations of Purchaser  . . . . . . . . . . . . . . . . . . .  23
        5.2  Conditions to obligations of the Company and Sellers  . . . . . . . . . . . .  24

ARTICLE VI
INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        6.1  Indemnification by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . .  26
        6.2  Indemnification by Purchaser and Hanover  . . . . . . . . . . . . . . . . . .  26
        6.3  Procedure for Indemnification with Respect to Third-Party Claims  . . . . . .  27

ARTICLE VII
MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        7.1  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        7.2  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        7.3  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        7.4  Survival of Representations and Warranties  . . . . . . . . . . . . . . . . .  30
        7.5  Termination of Stockholders Agreement
                and Stock Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . .  31
        7.6  Directors Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        7.7  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        7.8  Governing Law and Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . .  32
        7.9  Binding upon Successors and Assigns . . . . . . . . . . . . . . . . . . . . .  33
       7.10  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       7.11  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       7.12  Other Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       7.13  Amendment and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       7.14  No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       7.15  Construction of Agreement; Knowledge  . . . . . . . . . . . . . . . . . . . .  33
       7.16  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of February 16, 1995, and is entered into by and among AEGIS SAFETY HOLDINGS, INC., a Delaware corporation ( the "Company"), F.L. Holdings, Inc., Roland A.E. Franklin, Jonathan Franklin, Martin E. Franklin, Floyd Hall, Frederick Field, Homer G. Williams, Frank Martucci, Norm Thompson Outfitters, Inc., and Capital Consultants, Inc. (as agent) (collectively, the "Sellers" and individually, a "Seller"), and HANOVER HOLDINGS, INC., a Delaware corporation ("Purchaser"), and HANOVER DIRECT, INC., the sole stockholder of Purchaser and a Delaware corporation ("Hanover").

                                    RECITALS

                 A. Sellers desire to sell all of their respective shares of common stock of the Company (the "Shares"), par value $0.001 per share ("Common Stock"), which, upon sale to Purchaser and together with Purchaser's shares of common stock of the Company, will represent one hundred percent (100%) of the total then issued and outstanding shares of Seller.

                 B. Purchaser is willing to purchase the Shares from Sellers, pursuant to the terms and conditions set forth in this Agreement, in consideration for shares of convertible preferred stock of Hanover, as hereinafter set forth.

                 C. To the extent permissible by law, and without any additional cost, expense or allocation by or to Purchaser and Hanover, the purchase and sale of the Shares pursuant to the terms of this Agreement is intended to be effected as a tax-free reorganization under the provisions of the Internal Revenue Code of 1986, as amended.


                 NOW, THEREFORE, in consideration of the mutual promises and representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES

         SECTION 1.1 SALE OF SHARES. Subject to the terms of this Agreement, at the Closing (as defined in Section 2.2 hereof) each Seller shall sell, transfer and convey to the Purchaser all of the Shares owned by such Seller, as reflected on Exhibit A, by delivering to Purchaser certificates for such Shares in proper form for transfer by delivery or with duly executed stock powers attached thereto, together with sufficient funds for the payment of all transfer taxes, if any, in consideration of the Purchaser paying the Purchase Price in accordance with Section 2.1 hereof.

                                   ARTICLE II

                           PURCHASE PRICE AND CLOSING

         SECTION 2.1 PURCHASE PRICE. The aggregate purchase price for the Shares, allocated among the Sellers as set forth on Exhibit B, shall be Six Million Three Hundred and Forty-Nine Thousand Dollars ($6,349,000) (the "Purchase Price"), payable by delivery to Sellers of an aggregate of 634,900 shares of Hanover's Series B Convertible Additional Preferred Stock with such rights, designations and preference as shall be set forth on Exhibit C, (the "Preferred Shares").

         SECTION 2.2 THE CLOSING. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of Kane, Kessler, 1350 Avenue of the Americas, New York, New York at 9:00 a.m., on February 16, 1995 or at such other place, time or date as may be mutually agreed upon in writing by the parties hereto (the "Closing Date"). At the Closing, each Seller shall deliver to the Purchaser a certificate for such number of Shares being purchased by Purchaser from each Seller, together with an executed stock power, against payment to each Seller of the portion of the Purchase Price therefor, by delivery from Purchaser of a stock certificate for such number of Preferred Shares as are allocated to each Seller on Exhibit B.

         SECTION 2.3 LEGENDS AND TRANSFER RESTRICTIONS. (a) The Preferred Shares to be delivered by Purchaser to each Seller at the Closing shall be subject to certain restrictions on transfer and each certificate representing such shares shall contain the following legend:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE
                 HAVE NOT BEEN REGISTERED UNDER THE
                 SECURITIES ACT OF 1933, AS AMENDED (THE
                 "ACT"), AND MAY NOT BE OFFERED, SOLD,
                 PLEDGED, HYPOTHECATED, EXCHANGED,
                 TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS
                 SUCH SHARES ARE REGISTERED UNDER SUCH ACT
                 AND ANY APPLICABLE STATE SECURITIES LAWS OR
                 AN OPINION SATISFACTORY TO COUNSEL FOR THE
                 ISSUER THAT REGISTRATION OF SUCH SHARES IS
                 NOT NECESSARY HAS BEEN DELIVERED, OR SUCH
                 SHARES HAVE BEEN SOLD PURSUANT TO AND IN
                 COMPLIANCE WITH RULE 144 OF SUCH ACT AND
                 APPLICABLE STATE SECURITIES LAWS."

                  (b) The holder of any Preferred Shares by acceptance thereof agrees, so long as the legend described in this Section 2.3 shall remain on the certificate evidencing such shares, prior to any transfer (including any pledge, sale, assignment, hypothecation, gift or other transfer or disposition) of any of the same, all of which must be in accordance with the terms of this Agreement, to comply in all respects with this Section 2.3. If in the opinion of counsel to such holder, which opinion shall be reasonably satisfactory to counsel for Purchaser, the proposed transfer may be effected without registration under the Act and any applicable state securities or "blue sky" laws or in compliance with Rule 144, the holder of such Preferred Shares shall thereupon be entitled to transfer the same. Each certificate evidencing the Preferred Shares issued upon any such transfer shall bear the same legend as set forth in this Section 2.3 unless (i) such Preferred Shares are (A) registered under the Act or (B) transferred in accordance with Rule 144 and (ii) such Preferred Shares are transferred in accordance with applicable state securities or "blue sky" laws, in which case said legends shall be removed. Upon the written request of a holder of the Preferred Shares, Purchaser shall remove the foregoing legend from the certificates evidencing such shares and issue to such holder new certificates therefor free of any transfer legend if, with such request, Purchaser shall have received an opinion of counsel selected by the holder, such opinion to be reasonably satisfactory to counsel of Purchaser, to the effect that any transfers by said holder of such shares may be made to the public without compliance with either Section 5 of the Act or Rule 144 thereunder and applicable state securities or "blue sky" laws. In no event shall such legend be removed if such opinion is based upon the "private offering" exemption of Section 4(2) of the Act. Each of the restrictions set forth in this Section 2.3 shall apply to the underlying shares of the Hanover common stock (until such time as such Common Stock are registered pursuant to Section 2.4) as well as the Preferred Shares.

          SECTION 2.4      REGISTRATION RIGHTS.  Within one hundred and eighty
(180) days from the date of this Agreement, Hanover covenants that it shall register the underlying shares of Hanover common stock pursuant to the terms of the Registration Rights Agreement in the form attached hereto as Exhibit D, provided, however, that such one hundred and eighty (180) day period shall include any delay as set forth in Section 2(a) the Registration Rights Agreement. Each Seller shall cooperate with Hanover to provide all such necessary information as shall be required by Hanover to file the registration statement. In addition, Hanover shall list, within one hundred and eighty
(180) days of the date of this Agreement, the underlying shares of Hanover's Common Stock on the American Stock Exchange. Hanover shall maintain the prospectus relating to the underlying shares of Common Stock effective until the later of (i) six (6) years from the date of this Agreement, or (ii) two years from the date upon which the first of the Preferred Shares have been converted to Common Stock.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY

          For purposes of this Article III, all references to the "Company" shall be deemed to include its Subsidiaries (as defined in Section 3.1, below), except in relation to Sections 3.2 and 3.3 where "Company" shall only mean Aegis Safety Holdings, Inc. The representations and warranties set forth in this Article III shall not be deemed to apply to the direct dispute by and among Hanover and Purchaser and the Company and Sellers (but not with respect to any dispute, including the issues set forth in (i) or (ii) below, with, as against or by any third party) all of the above, hereinafter referred to as with respect to (i) the sales tax dispute and payment dispute (the "Fulfillment Issues") pursuant to the Fulfillment Agreement by and among Hanover Direct Fulfillment, Inc. and the Company dated September 7, 1993 ("Fulfillment Agreement"), and (ii) the default (the "Loan Default") pursuant to the Loan and Security Agreement dated March 21, 1994 by and among the Company and Hanover Finance Corporation ("Loan Agreement") (all of the above hereinafter referred to as the "Direct Dispute Exclusion"), and the Company and the Sellers shall not have any liability pursuant to Section 6.1 of the Agreement with respect thereto for breach of any representation or warranty pursuant to this Article III; provided, however that, notwithstanding anything in this agreement to the contrary, to the extent the Fulfillment Issues or the Loan Default may, can, shall or will affect any third party and/or the Company or its affiliates as against or from such third party, in any manner, including, but not limited to, taking or refrain from taking any action, causing an action to be taken, incurring an expense, sum, fine, penalty or any monetary amount, then Direct Dispute Exclusion shall not apply to such matter, such matter shall be disclosed in accordance with this Article III, and the Sellers shall have liability pursuant to Section 6.1 of this Agreement with respect thereto. Purchaser and Hanover hereby agree that they will not notify any third party of a right it may have against Sellers if, in its sole and absolute discretion, Purchaser and Hanover believe in good faith that (i) they have no moral, corporate, legal or other obligation to report such right of action, or (ii) the lack of notification will not affect Purchaser, Hanover or any of their respective affiliates in an adverse manner. Each Seller and the Company, jointly and severally, hereby represent and warrant to Purchaser as follows:

          SECTION 3.1      CORPORATE EXISTENCE AND POWER.   The Company and each
Subsidiary (all as listed on Schedule 3.1) are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each have all corporate powers and authority required to carry on its respective business as now conducted. The Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company or such Subsidiary. For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or current prospects of such entity and its Subsidiaries (as defined below), taken as a whole. Attached hereto as Schedule 3.1 are true and complete copies of the Company's

Amended Certificate of Incorporation and Amended Bylaws (the "Amended Certificate and Bylaws") and each Subsidiary's Certificate of Incorporation and By-laws. For purposes of this Agreement, the term "Subsidiary" means, with respect to any entity, any corporation or other organization of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity or of which such entity is a partner or is, directly or indirectly, the beneficial owner of 50% or more of any class of equity securities or equivalent profit participation interest.

          SECTION 3.2 CORPORATE AUTHORIZATION; VALID AND BINDING. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby has been duly authorized and no additional corporate action is required for the approval of this Agreement. This Agreement constitutes a valid and binding agreement of the Company and each Seller, enforceable against each of them in accordance with its terms.

          SECTION 3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company and each Seller of this Agreement, and the consummation of the transactions contemplated hereby by the Company and each Seller require no action by or in respect of, or filing with, any governmental body, agency, official or authority, which the failure to obtain individually or in the aggregate, would have a Material Adverse Effect on the Company.

          SECTION 3.4 NON-CONTRAVENTION. The execution, delivery and performance by the Company and each Seller of this Agreement, and the consummation by the Company and each Seller of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Amended Certificate and Bylaws; (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Seller, which contravention, conflict or violation would have a Material Adverse Effect on the Company; (c) constitute a default under or give rise to a right of termination, cancellation or acceleration or loss of any material benefit under any material agreement, contract or other instrument binding upon the Company or any Seller or under any material license, franchise, permit or other similar authorization held by the Company; or (d) result in the creation or imposition of any Lien (as defined below) on any material asset of the Company. For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          SECTION 3.5 FINANCIAL STATEMENTS. The Company has delivered to Purchaser an unaudited balance sheet of the Company as of December 31, 1994, and the related statements of income, shareholders' equity and cash flows and related notes for the year then ended. Such financial statements of the Company, subject to year end adjustments, present fairly, in all material respects, the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended. For purposes of this Agreement, "Company Balance Sheet" means the balance sheet of the Company as of December 31, 1994 and "Company Balance Sheet Date" means December 31, 1994. For the purposes of this Section 3.5 only, "material" shall be defined to mean any amount, in the aggregate, in excess of $20,000. As of December 31, 1994, the Company had unresolved disputes with the Purchaser and several of its affiliates with respect to the Fulfillment Issues and the Loan Default. The Company believes that the Company Balance Sheet presents fairly, in accordance with generally accepted accounting principles, its liabilities to Purchaser and several of Purchaser's affiliates. However, if it is determined that adjustments are required as a result of the Fulfillment Issues and/or the Loan Default, such adjustments could have a Material Adverse Effect on the Company.

          SECTION 3.6 COMPLIANCE WITH LAW. The Company is in compliance in all material respects and has conducted its business so as to comply in all material respects with all laws, rules and regulations, judgments, decrees or orders of any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign, applicable to its operations and with respect to which compliance is a condition of engaging in the business thereof and where failure to comply would, either individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.6, there are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), including any such actions relating to affirmative action claims or claims of discrimination, against the Company or against any of its properties or businesses. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against any Seller which would affect such Seller's ability to sell and transfer the Shares. The representation set forth in the foregoing sentence is qualified so that each Seller shall only be deemed to make such statement with respect to himself or itself, and not with respect to any other Seller, provided, however, that this qualification shall not affect any Seller's joint and several liability and obligation to Purchaser and Hanover pursuant to Article VI of this Agreement.

          SECTION 3.7 NO DEFAULTS. The Company is not, or has not received notice that it would be with the passage of time, in violation of any provision of its Amended Certificate and Bylaws. Except as set forth on Schedule 3.7, neither the Company nor any Seller is in default or violation of any term, condition or provision of (A) any judgment, decree, order, injunction or stipulation applicable to it or (B) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which it is a party or by which it or its properties or assets may be bound. The representation set forth in the foregoing sentence is qualified so that each Seller shall only be deemed to make such statement with respect to himself or itself, any with respect to the Company to the best of his or its knowledge, and not with respect to any other Seller, provided, however, that this qualification shall not affect any Seller's joint and several liability and obligation to Purchaser and Hanover pursuant to Article VI of this Agreement.

          SECTION 3.8 LITIGATION. Except as set forth in Schedule 3.8, there is no action, suit, proceeding, claim or investigation pending or, to the best knowledge of the Company or Sellers, threatened against the Company or any Seller, which could, individually or in the aggregate, have a Material Adverse Effect on the Company, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, or which could lead to a claim, damages payment, settlement, loss, liability, cost or expense to the Company in excess of $15,000 in the aggregate. The representation set forth in the foregoing sentence is qualified so that each Seller shall only be deemed to make such statement with respect to himself or itself, any with respect to the Company to the best of his or its knowledge, and not with respect to any other Seller, provided, however, that this qualification shall not affect any Seller's joint and several liability and obligation to Purchaser and Hanover pursuant to Article VI of this Agreement.

          SECTION 3.9 ABSENCE OF CERTAIN CHANGES. Except as expressly allowed or contemplated by this Agreement, since the Company Balance Sheet Date, the Company has conducted its business in the ordinary course and there has not occurred:

                  (a) Any material adverse change with respect to the Company;

                  (b) Any amendments or changes in the Amended Certificate and Bylaws of the Company;

                  (c) Any damage, destruction or loss, whether covered by insurance or not, Materially and Adversely Affecting any of the properties or business of the Company, whether material individually or in the aggregate;

                  (d) Except as otherwise disclosed in writing to the Purchaser in Schedule 3.9, any (i) incurrence, assumption or guarantee by the Company of any debt for borrowed money; (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company; or (iii) issuance or sale of options or other rights to acquire from the Company or any Seller, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

                  (e) Except as otherwise disclosed in writing to the Purchaser in Schedule 3.9, any creation or assumption by the Company of any Lien on any asset or any making of any loan, advance or capital contribution to or investment in any person;

                  (f) Any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any material contract, lease, transaction, commitment or other right or obligation, in writing or otherwise, other than in the ordinary course of business;

                  (g) Any transfer or grant of a right with respect to the trademarks, tradenames, service marks, trade secrets, copyrights or other intellectual property rights owned or licensed by the Company;

                  (h) To the best knowledge of the Company and Sellers, any agreement or arrangement, in writing or otherwise, made by the Company or any Seller to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.9 untrue or incorrect, in any material respect, as of the date when made;

                  (i) A sale or purchase, assignment or transfer of any of its tangible assets or cancellation of any debts or claims, except for transactions in the ordinary course of business;

                  (j) Except with respect to any written agreement as the Company, Purchaser and Melanie Franklin may agree, any changes in compensation of its officers or directors or, other than in the ordinary course of business, any changes in compensation of its employees;

                  (k) Any entry into any purchase contract, in writing or otherwise, outside of the ordinary course of business;

                  (l) Any material change in its business practices or its accounting practices relating thereto;

                  (m) Any material adverse relationships or conditions with vendors or customers which would, or to the best of the Company's or a Seller's knowledge, may have a Material Adverse Effect on the financial condition or operations of the Company's business.

          SECTION 3.10 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of the Company of any kind whatsoever, other than (a) liabilities disclosed or provided for in the Company Balance Sheet; (b) liabilities incurred in the ordinary course of business consistent with past practice prior to the Company Balance Sheet Date which are not unusual in either type or amount and which do not total in the aggregate more than $15,000; and (c) liabilities incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date which are not unusual in either type or amount; and (d) liabilities arising under this Agreement.

          SECTION 3.11 MAJOR CONTRACTS. Schedule 3.11 sets forth a list, which includes all of the following agreements and arrangements, in writing or otherwise, to which the Company is a party or to which the Company is subject:

                  (a) Any employment contract or arrangement providing for future compensation written or oral, with any officer, consultant, director or employee;

                  (b) Any plan, contract or arrangement exceeding in the aggregate $15,000, written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit sharing, or the like;

                  (c) Any agreement or arrangement which has involved or is expected to involve a sharing of profits with other persons;

                  (d)      Any lease for real or personal property;

                  (e) Any agreement, contract, mortgage, indenture, lease, instrument, license, franchise, permit, concession, arrangement, commitment or authorization which may, by its terms, be terminated or breached by reason of the execution of this Agreement or the transactions contemplated hereby;

                  (f) Any license agreement, either as licensor or licensee; or

                  (g) Any other agreement, contract or commitment which is material to the Company.

          Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed in Schedule 3.11 pursuant to this Section 3.11 is valid and binding on the Company, and is in full force and effect, and neither the Company nor, to the best knowledge of the Company and each Seller, any other party thereto, has breached any material provision of, or is in default under the material terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment.

          SECTION 3.12     TAXES.

                  (a) All material tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any taxable period ending on or before the Closing Date by or on behalf of the Company have been or will be filed when due (including any permitted extensions of such due date) provided, however, that the Company shall not be in breach of this Section 3.12 (a) in respect of tax liabilities which the Company is contesting in good faith with the relevant tax authorities and has identified such dispute on
                           Schedule 3.12. For the purpose of this Section 3.12, "material" shall be defined as any amount, in the aggregate, in excess of $2,500.

                  (b) Except as set forth in Schedule 3.12, the Company has timely paid, withheld or made provision on its books for all material taxes due and payable by the Company.

                  (c) There are no material liens for taxes upon the assets or properties of the Company and, to the best knowledge of the Company, there are no Liens threatened or anticipated to be placed upon the assets or properties of the Company.


          SECTION 3.13 RELATED PARTY TRANSACTIONS. (a) Except as set forth on Schedule 3.13, neither Sellers nor any officer, director or employee of the Company and, to the best knowledge of Sellers and the Company, no affiliate or relative of any of them:

                           (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property, or any of the assets that the Company uses in its business or has an interest in any contract or agreement pertaining to the business of the Company;

                           (ii) owes any amount to the Company or, to the knowledge of Sellers and the Company, has any cause of action or other claim against the Company other than for current wages accrued in the ordinary course of business consistent with past practices; or

                           (iii) holds any outstanding notes payable to or accounts receivable from the Company or is otherwise a creditor of the Company.

          SECTION 3.14     INTELLECTUAL PROPERTY.

                  (a) To the best of the Company's and Sellers' knowledge, the Company's business as conducted does not and will not cause the Company to infringe or violate any patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other intellectual property rights of any other person or entity. Except as set forth on Schedule 3.14, the Company does not use in the operation of its business any patents, trademarks, tradenames service marks, trade secrets, licenses, or copyrights owned by others, nor is it a party to any agreement either as licensor or licensee, for the licensing of any patent, trademark, tradename, copyright, or applications for any thereof.

                  (b) Set forth on Schedule 3.14 are all the patents, trademarks, trade names, service marks, trade secrets, copyrights or other intellectual property owned by the Company or in which the Company has any interest (the "Intellectual Property"). The Intellectual Property is owned free and clear of all Liens and of any unresolved ownership disputes or threats with respect to any third party, except as disclosed on Schedule 3.14. Except as otherwise noted on Schedule 3.14 (b), the Company has valid registrations with the U.S. Patent and Trademark Office for, all of the copyrights, patents, trademarks and service marks included within the Intellectual Property, has the right to use and assign, all of the Intellectual Property, and there is no adverse decision against any of the Intellectual Property.

                  (c) The Company has taken measures it deems reasonable to maintain the Intellectual Property and the confidentiality of the Company's customer lists.

                  (d) To the best of the Company's and Sellers' knowledge, the Company has all necessary authority from all of the corporations, partnerships and individuals whose products are offered for sale in any of the Company's catalogs, to use their trademarks, service marks and other intellectual property for the purposes of conducting the Company's business.

          SECTION 3.15 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon the Company or a Seller which has the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as currently proposed to be conducted by the Purchaser.

          SECTION 3.16 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

                  (a) The Company has, and at the Closing will have, good and valid title to its personal property (tangible and intangible), including without limitation, all personal property reflected on, or included in, the Company's Balance Sheet, and all personal property acquired by the Company since the Company Balance Sheet Date, in each case free and clear of all material Liens except (i) as set forth on Schedule
                           3.16 (a) and (ii) for sales and other dispositions in the usual and ordinary course of business since the Company Balance Sheet Date for not less than the carrying value thereof. Set forth on Schedule 3.16
                           (b) is a complete list of the Company's material warehouse equipment, computer equipment (hardware and software) and telecommunications equipment (including, without limitation, telephones, switching equipment, telecopy machines and telex machines) as of the date of this Agreement including, without limitation, leased equipment. Schedule 3.16 (b) attached hereto sets forth a true, correct and complete list (in all material respects) as of the date hereof of all equipment leases ("Equipment Leases"). True, correct and complete copies of the Equipment Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Company to Purchaser. The Equipment Leases are in full force and effect and binding and enforceable against the Company and, to the best of the Company's and Sellers' knowledge, against each of the other parties thereto in accordance with its terms. For the purposes of this Section 3.16, "material" shall be defined as any amount, in the aggregate, in excess of $2,500, or a term in excess of three years.

                  (b) All personal property owned by the Company and all personal property held by the Company pursuant to personal property leases or licenses is in good operating condition and repair, subject only to ordinary wear and tear, has been operated, serviced and maintained diligently and properly within the recommendations and requirements of the manufacturers thereof, is not in need of maintenance or repairs which are material in nature or cost and is suitable and appropriate for the use thereof made by the Company in its business and operations.

                  (c) The Company does not own any real property or any buildings or other structures. Schedule 3.16 (c) attached hereto sets forth a true, correct and complete list as of the date hereof of all leases and subleases of real property, identifying separately each ground lease, to which the Company is a party (the "Leases"). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Company to Purchaser. The Leases are in full force and effect and are binding and enforceable against the Company and, to the best of the Company's and Sellers' knowledge, against each of the other parties thereto in accordance with its terms.

          SECTION 3.17 VENDORS. The Company has, to the best of its and Sellers' knowledge, satisfactory relations with the corporations, partnerships, and individuals whose products are offered for sale in the Company's catalogs and the Company engaged in no material actions on a company-wide basis, and Sellers engaged in no material actions on an individual basis, to jeopardize such satisfactory relations. To the best of the Company's and Seller's knowledge, neither the Company, any of its officers, directors or employees, or any of the Sellers, have any agreement or understanding with any vendor which is not in writing or disclosed on Schedule 3.17.

          SECTION 3.18     EMPLOYEE BENEFITS.

                  (a) Schedule 3.18 hereto sets forth a list which identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each written, and to the best of the Company's and Sellers' knowledge, other than written, employment agreement, compensation agreement, bonus, commission or similar arrangement and fringe benefit arrangement which is maintained, administered or contributed to by the Company and covers any employee or former employee of the Company or under which the Company has any liability. Copies (or, if not in writing, detailed summaries) of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been delivered to Purchaser together with (to the extent existing) (i) the most recent annual report (Form 5500, if applicable) prepared in connection with any such plan, and (ii) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans."

                  (b) Except as specified on Schedule 3.18 hereto, no Employee Plan constitutes a "multiemployer plan" as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code") and no Employee plan is subject to Title IV of ERISA or Section 412 of the Code. To the best of the Company's and Sellers' knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company, or any officer or director thereof, subject to any liability under Title I of ERISA or liable for any tax pursuant to
                           Section 4975 of the Code.

                  (c) The Company has no projected liability in respect of post-retirement health life and medical benefits for retired employee of the Company. Other than provisions of applicable law, to the best of the Company's and Sellers' knowledge, no condition exists that would prevent the Company from terminating any Employee Plan.

                  (d) No Employee Plan has been adopted by the Company and that no option has been granted nor shares issued to any employee pursuant to such an Employee Stock Option Plan. All of the 76,786 shares of the Company's uthorized Common Stock reserved for such an Employee Stock Option Plan, remain reserved and unissued. Seller confirms that is has no other employee pension, profit sharing or retirement plan.

          SECTION 3.19 EMPLOYEE RELATIONS. The Company has complied in all material respects with the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and all other applicable material federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrearage in the payment of wages or social security taxes. Except as set forth on Schedule 3.19 hereto:

                  (a) The Company is not and was not a party to any collective bargaining agreements applicable to its current or former employees and none of the employees of the Company is represented by any labor union;

                  (b) There is no unfair labor practice complaint against the Company, or, to the best of the Company's or Sellers' knowledge, pending before the National Labor Relations Board or any state or local agency;

                  (c) There is no pending labor strike, dispute, disturbance or other material labor activity affecting the Company (including, without limitation, any organizational drive);

                  (d) To the best of the Company's or Sellers' knowledge, there is no material labor grievance pending against the Company;

                  (e) There are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party, or to the best knowledge of the Company or Sellers, any basis for which a claim may be made under any collective bargaining agreement to which the Company is a party; and

                  (f) Certain information relating to all of the Company's employees including the salary, job description, benefits and number of years employed as set forth on
                           Schedule 3.19, all of which is true, correct and complete (in all material respects).

          SECTION 3.20 OFFICERS, DIRECTORS AND KEY EMPLOYEES. Schedule 3.20 sets forth the name and total annual compensation paid by the Company to (i) each person who is now, or has been, during the last two fiscal years of the Company, an officer or director of the Company and (ii) all employees, and with respect to catalog operations, consultants, agents and other representatives (who are individuals) of the Company (including salary, bonuses and commissions), during the last two fiscal years of the Company, not including any persons included in Schedule 3.20 pursuant to clause (i) above. Except as set forth on Schedule 3.20, the Company is not a party to any commitment or agreement to increase the compensation or to modify the conditions or terms of employment of any employee and none of the persons listed on Schedule 3.20 pursuant to clause (ii) above has indicated to any Seller that he or she is unwilling to continue working for the Company as an employee, consultant, agent or other representative under terms and conditions substantially similar to those under which such person is currently working for the Company, or has indicated to any Seller that he or she will cancel or otherwise terminate such person's relationship upon the sale of the Shares to Purchaser.

          SECTION 3.21 INSURANCE. Set forth on Schedule 3.21 is a complete and accurate list (in all material respects) of all primary, excess and umbrella policies, including products liability policies, bonds and other forms of insurance currently owned or held by or on behalf of and providing insurance coverage to the Company or its businesses, properties and assets or any of its directors, officers, salespersons, agents or employees. All policies set forth on Schedule 3.21 are in full force and effect, and with respect to all policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance in all material respects with all requirements of law and with all agreements to which the Company is a party or otherwise bound and are valid, outstanding, collectible and enforceable policies. To the best of the Company's and Seller's knowledge, none of such policies contain a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage (including, without limitation, a change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement.

          SECTION 3.22 DISCLOSURE. To the best knowledge of the Company and Sellers, no representation or warranty made by the Company or Sellers in this Agreement, nor in any document, written information, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by the Company or Sellers or their representatives pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. There is no event, fact or condition (other than general business or economic conditions which affect businesses generally) that materially and adversely affects the business of the Company or that reasonably could be expected to do so, that has not been set forth in this Agreement or in the Schedules attached hereto.

          SECTION 3.23 CAPITALIZATION. The authorized capital stock of the Company consists of 2,000,000 shares of common stock, $0.001 par value per share, of which 1,919,643 shares, presently are issued and outstanding. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued in compliance with all applicable federal and state securities and corporate laws, rules and regulations, and are fully paid and non-assessable with no personal liability attaching to the ownership thereof and of which 1,535,714 are owned beneficially and of record by Sellers in the amounts set forth on Schedule 3.24 hereto. There are no other classes of capital stock of the Company. There are no other classes of capital stock of the Company which are authorized or outstanding. The Company owns all of the outstanding capital stock of each Subsidiary. There are no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company; (ii) options, warrants, preemptive rights, calls or other rights to purchase or subscribe for any capital stock of the Company or any Subsidiary or securities convertible into or exchangeable for capital stock of the Company or any Subsidiary; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company or any Subsidiary, any such convertible or exchangeable securities or any such options, warrants, calls or rights. Sellers, beneficially and of record, own 80% of the presently issued and outstanding capital stock of the Company, on a fully diluted basis.

          SECTION 3.24 STOCK OWNERSHIP. Each Seller has good and valid title to the Shares to be sold and transferred by it to Purchaser hereunder, in all such cases free and clear of any and all Liens. At the Closing, each Seller will sell, assign, transfer and deliver such Seller's Shares to Purchaser free and clear of any Liens. The representation set forth in this
Section 3.24 is qualified so that each Seller shall only be deemed to make such statement with respect to himself or itself, and not with respect to any other Seller, provided, however, that this qualification shall not affect any Seller's joint and several liability and obligation to Purchaser and Hanover pursuant to Article VI of this Agreement.

          SECTION 3.25 PURCHASE COMMITMENTS. As of the date of this Agreement, the aggregate of all contracts or commitments for the purchase of inventory and supplies by the Company ("Purchase Commitments") is approximately $360,000, all of which orders, contracts and commitments were made in the ordinary course of business, consistent with past practices, and to the best of the Company's and Seller's knowledge in compliance with any and all federal, state and local laws, rules and regulations pertaining thereto.

          SECTION 3.26 BANK ACCOUNTS. Schedule 3.26 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, accounts of any nature or credit lines ("Bank Accounts") and names of all persons authorized to draw therefrom. The Company has delivered to Buyer copies of all records, including all signature or authorization cards, pertaining to such Bank Accounts.

          SECTION 3.27 CERTAIN BUSINESS PRACTICES. No officer, director, stockholder, or to the Company's or Sellers' knowledge, employee, agent or other representative of the Company, or any other person acting on behalf of the Company, has, directly or indirectly, within the past five years, given or agreed to give any illegal, unethical or improper gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

          SECTION 3.28 CUSTOMER LISTS. The disks, cartridges and tapes of the Company contain a true, correct and complete list of the customers who have actually purchased merchandise from the Company's catalogs by year of last purchase and the approximate number of catalogs mailed, reported on an annual basis for each catalog separately for the periods of time that such information is reported. The Customer Lists are the only customer lists which exist and such lists are deposited with Abacus Direct (the "List Vendors") and with no other vendors. In connection with the Fulfillment Agreement, Hanover also has a copy of the Customer Lists. The Customer Lists held by the List Vendors and Hanover are identical, represent all available information with respect to the subject matter hereof, and no copies will be retained by the Company or any Seller, or to the best of the Company's and Sellers' knowledge, any agent or affiliate of the Company, any Seller or any other party, as of the Closing Date.

           SECTION 3.29 RECALLS. Except as set forth on Schedule 3.29 hereto, the Company has made no product recalls during the last three (3) years.

           SECTION 3.30    ENVIRONMENTAL AND SAFETY MATTERS.    The operation
of the Company's business has been in material compliance with, and the Company has complied in all material respects with all, and is not in material violation of any, applicable United States federal, state and local laws, ordinances, regulations and orders relating to environmental matters. No written notice of violation of any such statutes, laws, ordinances, regulations and orders with respect thereto has been received by the Company and no unwritten notice is known to any Seller, the Company or officers of the Company to have been given, nor is any such notice threatened in writing. The Company has obtained all material environmental permits, temporary and otherwise, required for the lawful operation of its business and all such permits are in full force and effect and the Company and Sellers have no reason to believe that any such permits will be revoked, lapsed, or otherwise subject to modification.

          SECTION 3.31     PREFERRED SHARES INVESTMENT.

                  (a) Each Seller represents and warrants that it is acquiring the Preferred Shares for investment for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. Each Seller agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Preferred Shares (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any of the Shares) except in compliance with the Securities Act of 1933, as amended (the "Act") and the rules and regulations promulgated thereunder, and the terms of this Agreement.

                  (b) Each Seller acknowledges that it has been advised that (A) the Preferred Shares (and the underlying common stock for a one hundred and eighty (180) day period) will not be registered under the Act, (B) the Preferred Shares must be held in accordance with the terms of the certificate of designation set forth on Exhibit C and Purchaser must continue to bear the economic risk of the investment in the Preferred Shares and the underlying common stock unless they are subsequently registered under the Act pursuant to the Registration Agreement or an exemption from such registration is available, (C) Purchaser is under no obligation to take any action with respect to the registration of the Preferred Shares or to take any action that would make available an exemption from registration, and (D) a notation shall be made in the appropriate records of Hanover indicating that the Preferred Shares are subject to restrictions on transfer and, appropriate stop-transfer restrictions will be issued to its transfer agent with respect to the Preferred Shares.

                  (c)      Each Seller represents and warrants as to itself that
                           (A) its financial situation is such that it can afford to bear the economic risk of holding the Preferred Shares for an indefinite period, (B) it can afford to suffer the complete loss of its investment in the Preferred Shares, (C) it understands and has taken cognizance of all the risk factors related to the purchase of the Preferred Shares, and (D) it has been granted the opportunity to ask questions of, and receive answers from, representatives of Hanover with respect to the receipt of the Preferred Shares and the business of Hanover and to obtain any additional information which
                           it deems necessary to verify the accuracy of the information reported to it. Each Seller, through its representatives, has such knowledge, sophistication and experience in financial and business matters that it is capable of fully understanding the business and financial condition of Hanover. Each Seller is an accredited investor, as such term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act of 1933, as amended. The representation set forth in this Section 3.31(c) is qualified so that each Seller shall only be deemed to make such statement with respect to himself or itself, and not with respect to any other Seller, provided, however, that this qualification shall not affect any Seller's joint and several liability and obligation to Purchaser and Hanover pursuant to
                           Article VI of this Agreement.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                           THE PURCHASER AND HANOVER

         Each of Purchaser and Hanover hereby represent and warrant, jointly and severally, to the Company and Sellers as follows:

         SECTION 4.1 CORPORATE EXISTENCE AND POWER. Each of Purchaser and Hanover is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Hanover has all corporate powers required to carry on its business as now conducted. Each of Purchaser and Hanover is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or Hanover. Each of Purchaser and Hanover has delivered to Seller true and complete copies of its Certificate of Incorporation and Bylaws as currently in effect.

         SECTION 4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by each of Purchaser and Hanover of this Agreement, and the consummation by each of them of the transactions contemplated hereby has been duly authorized and no additional corporate action is required for the approval of this Agreement. This Agreement constitutes a valid and binding agreement of Purchaser and Hanover, enforceable against each of them in accordance with its terms.

         SECTION 4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Purchaser and Hanover of this Agreement, and the consummation of the transactions contemplated hereby by Purchaser and Hanover require no action by or in respect of, or filing with, any governmental body, agency, official or authority, which individually or in the aggregate, would have a Material Adverse Effect on Purchaser or Hanover.

         SECTION 4.4 NON-CONTRAVENTION. The execution, delivery and performance by Purchaser and Hanover of this Agreement, and the consummation by each of them of the transactions contemplated hereby do not and will not: contravene or conflict with its Certificate of Incorporation or Bylaws; contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to it, which contravention, conflict or violation would have a Material Adverse Effect on it; constitute a default under or give rise to a right of termination, cancellation, acceleration or loss of any material benefit under any material agreement, contract or other instrument binding upon it or any material license, franchise, permit or other similar authorization held by it; or result in the creation or imposition of any Lien on any of its material assets.

         SECTION 4.5 DISCLOSURE. To the best knowledge of Purchaser and Hanover, no representation or warranty made by Purchaser or Hanover in this Agreement, nor in any document, written information, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Purchaser or Hanover pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

         SECTION 4.6 PREFERRED SHARES. Upon the delivery of the certificates for the Preferred Shares, as provided in Section 2.1, the Preferred Shares will be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens, charges, encumbrances, warrants, options, equities and claims of others whatsoever, other than those, if any, created by or through Sellers or this Agreement. On the Closing Date, all stock transfer taxes which are required to be paid in connection with the issuance of the Preferred Shares to Sellers pursuant to this Agreement will have been fully paid by Purchaser.

         SECTION 4.7 AUTHORIZATION. The Preferred Shares and the shares of Hanover common stock underlying the Preferred Shares have been duly authorized and, when issued to the Sellers, will be validly issued and fully paid and nonassessable, will not be issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities and will be issued in compliance with all applicable federal and state securities laws. No further corporate approval, including any shareholder or the Board of Directors of Hanover, is required for the issuance and sale of the Preferred Stock (or the underlying shares of common stock) to Sellers.

         SECTION 4.8 RESERVATION OF SHARES. For the benefit of Sellers, Hanover hereby covenants and agrees that at all times until the earlier of conversion or redemption of the Preferred Shares, Hanover will reserve for issuance and make available, out of the authorized but unissued shares of common stock or the authorized and issued shares of common stock held in Hanover's treasury, the full number of shares of such common stock as may be sufficient, at such time, to provide for the conversion of the Preferred Shares pursuant to the provisions thereof. Hanover covenants that upon issuance, all shares of common stock issued pursuant thereto will be duly authorized, validly issued, fully paid and non-assessable outstanding shares of the common stock of Hanover.

         SECTION 4.9 LITIGATION. There is no action, suit, proceeding, claim or investigation pending or, to the best knowledge of Purchaser and Hanover, threatened, which would prevent Hanover from entering into this Agreement or the transactions contemplated hereby.

         SECTION 4.10 MERGER, LIQUIDATION, ETC. The parties hereby agree that Hanover may, in its sole and absolute discretion, merge, consolidate, sell, liquidate or otherwise transfer the Company without any objection from Sellers, provided, however (i) that if Hanover sells all of the stock or assets of the Company to a non-affiliated third party, it will pay to Sellers, in accordance with the Certificate of Designation, the dividend accruing with respect to the

Preferred Shares without regard to the EBIT requirement (as set forth in the Certificate of Designation) for the period in which such sale occurs and any subsequent period, or (ii) that if Hanover merges the Company into a subsidiary and Safety Zone continues as a catalog, Hanover shall deliver to Martin Franklin, as designee for the Sellers, a certificate from Hanover's Chief Financial Officer, calculating Safety Zone's revenues in accordance with GAAP and Hanover's accounting practices and allocations for other similarly situated catalogs, and setting forth the EBIT calculation to be made to calculate the dividend in accordance with the Certificate of Designation, provided, however that to the extent Safety Zone's business can not be separately identified, such dividend payment shall thereupon be made in accordance with the Certificate of Designation without respect to EBIT calculation. Notwithstanding anything in the Agreement to the contrary, Hanover shall not be prevented from liquidating the Company, or the Safety Zone catalog if, in its sole and absolute discretion, it determines to do so, and in such event, the Company shall be deemed to have no EBIT for the purposes of calculating the dividends pursuant to the Certificate of Designation, and such dividend shall not thereupon be payable.

                                   ARTICLE V

                           CONDITIONS TO THE CLOSING

         SECTION 5.1 CONDITIONS TO OBLIGATIONS OF PURCHASER AND HANOVER. The obligations of Purchaser and Hanover hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by Purchaser in its sole discretion, but only in a writing signed by Purchaser and Hanover):

                  (a) Opinion of Counsel to the Company and Sellers. Purchaser and Hanover shall have received an opinion dated the Closing Date of Kane Kessler, P.C., counsel to Sellers and the Company, as to the matters set forth in Exhibit E, in such form as is reasonably satisfactory to Purchaser and Hanover.

                  (b) Secretary's Certificate. Purchaser shall have received a certificate of the Secretary of the Company (in form and substance satisfactory to Purchaser) certifying (i) that attached thereto are true and complete copies of the Amended Certificate of Incorporation and Bylaws of the Company, (ii) that attached thereto are true and complete copies of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and any other documents, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions in the manner contemplated hereby, (iii) that attached thereto is a true and complete copy of the written consent of the shareholders of the Company authorizing this Agreement and the consummation of the transactions upon the terms set forth in this Agreement, (iv) the names and true signatures of the officers of the Company signing this Agreement and all other documents to be delivered in connection with this Agreement and (v) such other matters as Purchaser or Hanover may reasonably request.

                  (c) Resignations. Purchaser shall have received evidence of the resignations of the Sellers, and the officers, directors, of the Company whose names are set forth on Schedule 5.1 (c). Sellers shall have resigned and shall have caused all other persons to resign as signatories on the Company's bank accounts, and Purchaser shall have received evidence of such resignations.

                  (d) Severance Agreements. The Company shall have entered into a severance agreement with each of Jim Hersh and Jonathan Franklin, and a severance and non-competition agreement with Antony Lee, all in the forms attached hereto as Exhibit E.

                  (e) Melanie Franklin. Melanie Franklin shall have executed the Consulting and Non-Competition Agreement in the form annexed hereto as Exhibit F.

                  (f) Repayment of Loan to F.L. Holdings. Purchaser shall have received evidence from F.L. Holdings that the Company has repaid in full its $250,000 loan obligation to F.L. Holdings.

                  (g) Release. The Company, Purchaser and Hanover shall have received a release executed by each Seller, in the form annexed hereto as Exhibit H.

                  (h) Share Certificates/Stock Powers. Purchaser shall have received the certificates representing all of the Shares, and the outstanding shares of capital stock of all Subsidiaries, together with fully executed stock powers for such Shares.

                  (i) Registration Rights Agreement. Purchaser and Hanover shall have received the Registration Rights Agreement in the form attached hereto as Exhibit D, executed by each Seller.

         SECTION 5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SELLERS. The obligations of the Company and Sellers hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by the Company and Sellers, in their sole discretion, but only in a writing signed by the Company and Sellers):

                  (a) Secretary's Certificate. The Company and Sellers shall have received a certificate of the Secretary of Purchaser and Hanover (in form and substance satisfactory to the Company and Sellers) certifying
                           (i) that attached thereto are true and complete copies of the Certificate of Incorporation and By-Laws of Purchaser and Hanover, (ii) that attached thereto are true and complete copies of the resolutions of the Board Directors of Purchaser and the Executive Committee of the Board of Directors of Hanover authorizing the execution, delivery and performance of this Agreement (including the issuance of the Preferred Shares, and the registration and listing of the underlying Common Stock) and any other documents, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions in the manner contemplated hereby, (iii) the names and true signatures of the officers of Purchaser and Hanover signing this Agreement and all other documents to be delivered in connection with this Agreement and (iv) such other matters as the Company and Seller may reasonably request.

                  (b) Opinion of Counsel to Purchaser and Hanover. Sellers shall have received an opinion dated the Closing Date of Michael P. Sherman, general counsel to Purchaser and Hanover, as to the matters set forth in Exhibit I, in such form as is reasonably satisfactory to Sellers.

                  (c) Severance Arrangements. The Company shall have entered into a severance agreement with each of Jim Hersh and Jonathan Franklin, and a severance and non-competition agreement with Antony Lee, all in the form attached hereto as Exhibit E.

                  (d) Preferred Share Certificates. Sellers shall have received certificates evidencing the Preferred Shares, in the amounts allocated to each Seller set forth on Schedule 5.2.

                  (e) Registration Rights Agreement. Sellers shall have received the Registration Rights Agreement in the form attached hereto as Exhibit D executed by Hanover.

                  (f) Repayment of Loan to F.L. Holdings. Company shall have received evidence from F.L. Holdings that the Company has repaid in full its $250,000 loan obligation to F.L. Holdings.

                  (g) Melanie Franklin. Melanie Franklin shall have executed the Consulting and Non-Competition Agreement in the form annexed hereto as Exhibit F.

                                   ARTICLE VI

                                INDEMNIFICATION

         SECTION 6.1 INDEMNIFICATION BY SELLERS. Each Seller, jointly and severally, agrees to save, defend and indemnify Purchaser and Hanover and their respective officers, directors, employees, affiliates, agents, representatives, principals and associates (individually, a "Purchaser Indemnitee" and collectively, the "Purchaser Indemnitees") against, and hold each of them harmless from, any and all Damages (as defined below), arising from or on account of (i) the transfer of the Shares pursuant to this Agreement, (ii) any breach of any representation, warranty or covenant by Sellers or the Company contained in this Agreement, or any material misrepresentation by Sellers or the Company in any exhibit, schedule or certificate provided for herein, except as such claims shall arise from the fraudulent acts or omissions of Purchaser or Hanover, (iii) any litigation against the Company or its business arising prior to the Closing and not in the ordinary course of business, (iv) any sales tax or other taxes, penalties or interest, fixed or contingent or, in each case, now due or hereafter arising which are attributable to the operation of the Company's business prior to Closing, (v) any actions taken by a Seller as a director, shareholder or creditor of the Company, including, without limitation, as signatory to any agreements to which a Seller is a party in any such capacity or any rights or causes of action which may arise therefrom. Any claim for indemnification pursuant to this Section 6.1 shall be made in accordance with the procedures set forth in Sections 6.3 hereof. Notwithstanding anything in the Agreement to the contrary, in no event shall each Seller's indemnification obligation exceed, in the aggregate, such Seller's proportionate share of the Purchase Price. For the purposes of this Agreement, "Damages", means any loss, liability, damage, cost or expense, including without limitation, reasonable costs of defense and prosecution of litigation and counsel fees, net of any insurance proceeds which are recovered by, or available to the respective party without restriction and arise out of such loss, liability, damage, cost or expense. Except as set forth in this Article VI, the indemnification obligations of Sellers set forth herein shall not be effective until such time as Purchaser or Hanover in the aggregate has incurred, or received as claim in the excess of, Damages in excess of $100,000 (the "Threshold"), at which time, Sellers, jointly and severally, (but each Seller only subject to the individual limitations set forth above) shall be responsible for payment to Purchaser and Hanover of all such amounts in excess of $50,000, provided, however that with respect to any claim (i) arising from items not disclosed on Schedules 3.18 and 3.19, or (ii) relating to the failure to file Form 5500's, the Threshold shall not apply and all amounts shall be covered from the first dollar. Each Seller further agrees that, after the date of the execution of this Agreement, the Company shall not be liable for any contribution to an Indemnifiable Claim by any party to this Agreement.

         SECTION 6.2 INDEMNIFICATION BY PURCHASER AND HANOVER. Purchaser and Hanover, jointly and severally, agree to save, defend and indemnify each Seller and their respective officers, directors, employees, affiliates, agents, representatives, principals and associates (individually, a "Seller Indemnitee" and collectively, the "Seller Indemnitees") against, and hold each of them harmless from, any and all Damages arising from or on account of (i) the issuance of the Preferred Shares pursuant to this Agreement, (ii) any breach of any representation, warranty or covenant by Purchaser or Hanover contained in this Agreement, except as such claims shall arise from the fraudulent acts or fraudulent omissions of a Seller or the Company, and (iii) any actions taken by Purchaser as a shareholder of the Company or by Purchaser's designee as a director of the Company, except as may be excluded by the release given by each Seller being executed concurrently herewith. Any claim for indemnification pursuant to this Section 6.2 shall be made in accordance with the procedures set forth in Section 6.3 hereof.

         SECTION 6.3 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

                  (a) If any Purchaser Indemnitee or Seller Indemnitee seeks indemnification for any claim (each, an "Indemnifiable Claim") under this Article VI (the party seeking such indemnification, whether a Purchaser Indemnitee pursuant to Section 6.1 hereof or a Seller Indemnitee pursuant to Section 6.2 hereof, shall be referred to herein as the "Indemnified Party" and the party against whom such indemnification is sought shall be referred to herein as the "Indemnifying Party") resulting from the assertion of liability by third parties, the Indemnified Party shall give notice to the Indemnifying Party within thirty (30) days of the Indemnified Party becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based. Such notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party. In case any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within twenty (20) days after receiving the Indemnified Party's notice, to assume the defense thereof (with counsel selected by the Indemnifying Party, which counsel may also be counsel to the Indemnifying Party unless a material conflict of interest would thereby arise). Notwithstanding the foregoing, the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

                  (b) In the event that the Indemnifying Party, within twenty (20) days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, and in good faith to compromise or settlement of such action on behalf of and for the account and risk of the Indemnifying Party.

                  (c) Notwithstanding anything in this Section 6.3 to the contrary if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, other than as a result of money damages or other money payments, the Indemnified Party shall have the right to participate at its own expense in such defense, compromise or settlement and the Indemnifying Party shall not, without the Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgement in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Indemnifiable Claim.

                  (d) Notwithstanding anything to the contrary contained herein, to the extent that an Indemnified Party receives proceeds from insurance policies for Damages incurred, the liability of the Indemnifying Party shall be reduced by the amount of insurance proceeds received. Furthermore, until such time as the Common Stock underlying the Preferred Stock shall be registered under the Act, the liability of the Sellers pursuant to Section 6.1 shall be limited to the return to the Purchaser of such number of shares of the Preferred Stock and all rights accrued thereto (or Common Stock if the Preferred Stock has been converted) equal to the monetary liability of the Sellers pursuant to Section 6.1.

                                  ARTICLE VII
                                 MISCELLANEOUS

         SECTION 7.1 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         SECTION 7.2       CONFIDENTIALITY.

                  (a) Each of the parties agrees that all information, reports, interpretations, forecasts, ideas, designs, data, processes, agreements, notes, reports, studies, analyses, compilations, customer lists, trade secrets, as well as other business, marketing and financial information it obtains from the other party which is not generally known to the public and which the other party treats as confidential (the "Confidential Information") are the confidential property of the disclosing party. Except as expressly and unambiguously authorized hereunder, each party shall hold in confidence and not divulge, communicate or otherwise disclose any Confidential Information received from the other party and shall similarly require its employees, agents, affiliates and third-party service providers to maintain confidentiality in accordance with this Section 7.2. The receiving party shall not be obligated under this
                           Section 7.2 with respect to information the receiving party can document:

                                    (i)     is or has become published or
                                            otherwise readily available to the
                                            public without restriction through
                                            no fault of the receiving party or
                                            its employees or agents; or

                                    (ii)    is received without restriction from
                                            a third party lawfully in possession
                                            of such information and lawfully
                                            empowered to disclose such
                                            information; or

                                    (iii)   was rightfully in the possession of
                                            the receiving party without
                                            restriction prior to its disclosure
                                            by the disclosing party.

                  (b) Each party shall notify the other party promptly upon discovery of any unauthorized use of disclosure of the other's Confidential Information. The obligations of this Section 7.2 shall survive any termination or expiration of this Agreement for a period of five (5) years after the disclosure of any such Confidential Information.

                  (c) Upon any termination of this Agreement, each party agrees promptly to return or destroy any Confidential Information of the other and any copies, extracts and derivatives thereof, except as otherwise set forth in this Agreement.

                  (d) Each Seller understands and agrees that in the course of its relationship with the Company, it has acquired confidential information and trade secrets concerning the Company's operations, future plans, methods of doing business, projected and historical sales, merchandising, marketing, product sources, costs, production, growth and distribution, and that it would be extremely damaging to the Company if such information were disclosed to a competitor or made available to any other person or corporation. In view of the nature of Sellers' association with the Company, each Seller agrees that during the term of this Agreement and thereafter, any and all confidential information and trade secrets, including, without limitation, any customer lists, list rental sources, customer information, mailing list derivative source data, discoveries, practices, processes, methods or products, whether patentable or not, concerning the Company's business that such Seller has acquired or may hereafter acquire shall be maintained by him in confidence and shall not be disclosed or divulged to any third party without the prior written consent of the Company's Board of Directors. Each Seller further agrees that it will not utilize such information on its own behalf or on the behalf of others at any time during the term of this Agreement or thereafter.

                  (e)      Each party acknowledges that its breach of this
                           Section 7.2 would cause irreparable injury to the other for which monetary damages are not an adequate remedy. Accordingly, a party will be entitled to seek injunctions and other equitable remedies in the event of such a breach by the other. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Section 7.2 but shall be in addition to all other remedies available at law or equity to the non-breaching party.

         SECTION 7.3 FEES AND EXPENSES. Sellers (on behalf of themselves and the Company) and Purchaser (on behalf of itself and Hanover) shall each bear its own fees and expenses, including counsel fees and fees of brokers and investment bankers contracted by such party, in connection with the transactions contemplated hereby.

         SECTION 7.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; Except as otherwise expressly provided herein, the representations, warranties, covenants and agreements of Sellers and the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Purchaser except to the extent of the caveat set forth in the preamble of Article III; provided, however, that such representations, warranties, covenants and agreements shall expire unless claims are made on or before the second anniversary of the Closing Date; provided, further, however, that the representations and warranties set forth in
Section 3.30 shall not expire, and the representations and warranties set forth in Section 3.12 shall expire upon the termination of the appropriate statute of limitations. The representations, warranties, covenants and agreements of Purchaser and Hanover contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Seller; provided, however, that such representations, warranties, covenants and agreements shall expire unless claims are made on or before the second anniversary of the Closing Date, provided, however, that the representations and warranties set forth in Sections 2.4, 4.6, 4.7, 4.8 and 4.10 shall not expire until the earlier of (i) the sixth anniversary of the Closing Date, or (ii) the conversion of all of the outstanding Preferred Shares.

         SECTION 7.5 TERMINATION OF STOCKHOLDERS AGREEMENT AND STOCK PURCHASE AGREEMENT. Each of the Sellers, Company and Purchaser hereby agrees and acknowledge that as of the date of the execution of this Agreement, (i) the Stockholders Agreement dated as of September 30, 1993 by and among the Company, Sellers and Purchaser, and (ii) the Stock Purchase Agreement dated as of September 30, 1993 by and among the Company and Purchaser, are hereby terminated and of no further force and effect.

         SECTION 7.6 DIRECTORS RELEASE. Purchaser hereby specifically releases and discharges each director of the Company ("Director") from all liabilities, action, causes of action, suits, debts, damages, claims, penalties, judgements, executions and demands whatsoever, whether known or unknown, in law or equity which Purchaser ever had, now has or here after can, shall or may have against a Director, for, upon, or by reason of any matter, cause or thing whatsoever from specifically only the following: the Direct Dispute Exclusion relating to the Fulfillment Issues pursuant to the Fulfillment Agent and the Loan Default pursuant to the Loan Agreement.

         SECTION 7.7 NOTICES. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid (and shall be deemed to have been received three (3) days after deposit into the United States mail), or sent by prepaid overnight courier, facsimile or confirmed telecopier, addressed as follows:

                  If to Purchaser:

                                    Hanover Holdings, Inc.
                                    1500 Harbor Boulevard
                                    Weehawken, New Jersey  07087
                                    Attention:  Michael P. Sherman, Esq.
                                    Fax No.:   201-392-5005

                  If to Hanover:

                                    Hanover Direct, Inc.
                                    1500 Harbor Boulevard
                                    Weehawken, New Jersey  07087
                                    Attention:  Michael P. Sherman, Esq.
                                    Fax No.:   201-392-5005

                  If to Sellers:

                                    To each Seller
                                    c/o Martin Franklin
                                    Benson Eyecare Corporation
                                    555 Theodore Fremd Avenue
                                    Suite B-302
                                    Rye, New York  10580
                                    Fax No.:   914-967-9405

                  With a copy to:

                                    Kane Kessler, P.C.
                                    1350 Avenue of the Americas
                                    New York, New York  10019
                                    Attention:  Robert L. Lawrence, Esq.
                                    Fax No.:   212-245-3009

Unless otherwise stated above, such communications shall be effective when they are received by the addressee thereof in conformity with this Section. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

         SECTION 7.8       GOVERNING LAW AND JURISDICTION.

                  (a) This Agreement Shall Be Construed in All Respects under the Laws of the State of Delaware, Without Reference to its Conflicts of Law Provisions.

                  (b) The Company, Sellers, Purchaser and Hanover Hereby Agree to Submit to the Exclusive Jurisdiction of the Federal Courts Located in the State of New Jersey and Hereby Waive Any Objection Based on Venue or Forum non Conveniens with Respect to Any Action Instituted Therein, and Agree That Any Dispute Concerning the Conduct of Any Party in Connection with this Agreement or Otherwise Shall Be Heard Only in the Federal Courts Described above.

                  (c) Each of the Company, Sellers, Purchaser and Hanover Hereby Waive Personal Service of Any and All Process upon it and Consent That All Such Service of Process May Be Made by Hand Delivery or Mail to Seller and Purchaser at its Address Set Forth in, and in Accordance With, Section 7.5 of this Agreement. Each of the Company, Sellers, Hanover and Purchaser Hereby Consent to Service of Process as Aforesaid.

         SECTION 7.9 BINDING UPON SUCCESSORS AND ASSIGNS. This Agreement is personal to each of the parties and may not be assigned without the written consent of the other parties; provided, however, that Purchaser shall be permitted to assign its rights (but not its obligations) under this Agreement to any affiliate of Purchaser.

         SECTION 7.10 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

         SECTION 7.11 ENTIRE AGREEMENT. This Agreement and the other agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

         SECTION 7.12 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law, or in equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

         SECTION 7.13 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by all parties hereto. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may not be amended or supplemented by any party hereto except pursuant to a written amendment executed by all parties.

         SECTION 7.14 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         SECTION 7.15 CONSTRUCTION OF AGREEMENT; KNOWLEDGE. A reference to an Article, Section, Schedule or Exhibit shall mean an Article of, a Section in, or Schedule or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." For purposes of this Agreement, and except as provided in the following sentence, the term "knowledge," when used in reference to a corporation means the actual knowledge of the executive officers of such corporation after such officers shall have made inquiry that is customary and appropriate under the circumstances to which reference is made, and when used in reference to an individual means the actual knowledge of such individual after the individual shall have made inquiry that is customary and appropriate under the circumstances to which reference is made. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural as the context may require.

         SECTION 7.16 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the paries reflected hereon as signatories.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.








HANOVER HOLDINGS, INC.

                                                   ____________________________
                                                   MARTIN E. FRANKLIN

By _________________________________
Title:

                                                   ____________________________
                                                   FLOYD HALL

HANOVER DIRECT, INC.

                                                   ____________________________
By _________________________________               FREDERICK FIELD
Title:

                                                   ____________________________
AEGIS SAFETY HOLDINGS, INC.                        HOMER G. WILLIAMS


                                                   ____________________________
By _________________________________               FRANK MARTUCCI
Title:

F.L. HOLDINGS, INC.                                NORM THOMPSON OUTFITTER, INC.

By _____________________________                   By __________________________
Title:                                             Name:
                                                   Title:

                                                   CAPITAL CONSULTANTS, INC.

________________________________
ROLAND A. E. FRANKLIN                              By __________________________
                                                   Name:
                                                   Title: